UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

August 22, 2006

McDONALD’S CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-5231	36-2361282
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One McDonald’s Plaza

Oak Brook, Illinois

(Address of Principal Executive Offices)

60523

(Zip Code)

(630) 623-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As reported in Item 5.02 of this Form 8-K, effective August 22, 2006, Michael J. Roberts resigned as a Director and as President and Chief Operating Officer of McDonald’s Corporation (the “Company”). On August 23, 2006, the Company entered into a Transition Period Agreement with Mr. Roberts pursuant to the Company’s Executive Retention Plan, as amended and restated as of December 1, 2004 (the “Retention Plan”). (The Retention Plan was filed as Exhibit 10(g) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.) The executed Transition Period Agreement, filed herewith as Exhibit 99.1 and incorporated by reference herein, is substantially the same as the Company’s form of Transition Period Agreement filed as an exhibit to the Retention Plan, except that (i) Mr. Roberts is entitled to receive a bonus under the Company’s Target Incentive Plan (“TIP”) for 2006 based on the attainment of the actual performance goals (rather than receiving a bonus based on target) and (ii) certain payments to Mr. Roberts may be delayed to comply with Internal Revenue Service regulations.

Also as reported in Item 5.02 of this Form 8-K, effective on August 23, 2006, Ralph Alvarez was named the Company’s President and Chief Operating Officer. As a result of his promotion, the Compensation Committee of the Company’s Board of Directors (the “Committee”) approved an increase in the target benefits payable to Mr. Alvarez under both the Company’s TIP for the year ending December 31, 2006 and the Company’s long-term cash bonus plan (“CPUP”) for the period ending December 31, 2006. Mr. Alvarez’s target benefit under the terms of the TIP increased from 75% of his year-end base salary to 100% of his year-end base salary (prorated based upon the timing of his promotion) and his target benefit under the terms of the CPUP increased from $1 million to $2 million (prorated based upon the timing of his promotion). Under the terms of the TIP, the amount of the target benefit to be received will depend upon the achievement of corporate financial performance factors, such as operating income, and individual performance factors during the relevant year. Under the terms of CPUP, the amount of the target benefit to be received will depend upon the achievement of financial performance factors for the Company, including compounded annual operating income growth and average return on total assets, during the relevant time period. The Committee expects to make a special grant of performance-based restricted stock units and non-qualified stock options to Mr. Alvarez on a future date.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Michael J. Roberts resigned as a Director and as President and Chief Operating Officer of the Company, effective August 22, 2006. Mr. Roberts served the Company for 29 years in many capacities and had been a member of the Board since 2004. Mr. Roberts will not be replaced on the Board of Directors and the Board of Directors has reduced the size of the Board from 14 to 13 members.

Effective August 23, 2006, the Board of Directors named Ralph Alvarez, 51, as the Company’s President and Chief Operating Officer. Prior to becoming President and Chief Operating Officer, Mr. Alvarez served as President, McDonald’s North America. Mr. Alvarez previously served as President, McDonald’s USA, and before that, Chief Operations Officer, McDonald’s USA. Mr. Alvarez joined McDonald’s in 1994 following a lengthy career in the quick-service restaurant industry. The Company does not have an employment agreement with Mr. Alvarez. Please see Item 1.01 of this Form 8-K for more detailed information regarding Mr. Alvarez’s compensation. The Company’s press release announcing these changes is filed as Exhibit 99.2 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Transition Period Agreement between Michael J. Roberts and the Company, dated August 23, 2006

99.2	McDonald’s News Advisory issued August 23, 2006: Mike Roberts Resigns as McDonald’s President & COO; Ralph Alvarez Succeeds Roberts as President & COO; Don Thompson Named President of McDonald’s USA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDONALD’S CORPORATION
(Registrant)

Date: August 23, 2006	By:	/s/ Gloria Santona
Gloria Santona
Corporate Executive Vice President, General Counsel and Secreatary

Exhibit Index

Exhibit No.
99.1	Transition Period Agreement between Michael J. Roberts and the Company, dated August 23, 2006

99.2	McDonald’s News Advisory issued August 23, 2006: Mike Roberts Resigns as McDonald’s President & COO; Ralph Alvarez Succeeds Roberts as President & COO; Don Thompson Named President of McDonald’s USA